Exhibit 23.1

Artesian Resources Corporation
Newark, Delaware
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2015, relating to the consolidated financial statements and the effectiveness of Artesian Resources Corporation's internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP
BDO USA, LLP
Wilmington, Delaware
December 16, 2015